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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


1)    SanDisk Limited, a Japanese company

2)    SanDisk GmbH, a German company

3)    SanDisk Israel Limited, an Israeli company

4)    SanDisk Hong Kong Limited, a Hong Kong company

5)    SanDisk International Sales, Inc., a Delaware company

6)    SanDisk Foreign Sales Corporation, a Barbados company

7)    SanDisk Global Limited, a Cayman Islands company

8)    SanDisk Sweden AB, a Swedish company

9)    SanDisk U.K. Limited; a United Kingdom company

10)   SanDisk Scotland Limited; a United Kingdom company

11)   FlashVision Limited (Japan); a Japanese limited liability company,